EXHIBIT 99.1

Remark Media Reports First Quarter 2016 Results
Increased Q1 2016 net revenue to $14.3 million, up $13.5 million from Q1 2015

LAS VEGAS, NV - May 10, 2016 - Remark Media (NASDAQ: MARK), a global digital media technology company, reported its financial results for the first quarter of 2016.

“We are off to a strong start in 2016," stated Kai-Shing Tao, Remark Media's Chairman and CEO. "We made significant progress in executing on growth opportunities within our digital media properties and furthering our foothold with the Millennial demographic. Net revenue significantly increased, powered by our acquisition of Vegas.com in September 2015. Since the acquisition, we have focused on transforming Vegas.com from a traveling and ticketing hub into a digital media platform representing the multiple facets of the Las Vegas experience, and we see additional opportunities to grow Vegas.com even more.”

“So far in 2016, we have made substantial progress in our initiative to drive near- and long-term revenue growth and generate sustained profitability. During the quarter, we enhanced our KanKan data intelligence platform by expanding our relationship with Alibaba, opening up access to e-commerce data from both Alibaba and its partners. This is a major step forward for KanKan as it marries our big data strategy with some of the most powerful contacts in the agency world. We are excited about our prospects for KanKan and expect we can expand our big data offering to multiple industry-specific applications in the future. In support of our growth goals, we are constantly evaluating the potential for acquiring complementary assets. We are currently in the late stages of evaluating a potential acquisition that we expect can accelerate monetization across all our assets. We look forward to keeping you updated as we approach a definitive agreement.”

Financial Results for the Three Months Ended March 31st: 2016 Compared to 2015
The financial results for the first quarter of 2016 reflect the operating results of Vegas.com, which was acquired in September 2015.

•	Net revenue was $14.3 million, compared to $0.8 million.

•	Gross margin was $11.9 million, compared to $0.8 million.

•	Operating expenses were $17.1 million, compared to $3.7 million.

•	Operating loss was $5.2 million, compared to $3.0 million.

•	Net loss was $2.4 million, or $0.12 per diluted share, compared to $3.1 million, or $0.24 per diluted share.

•	At March 31, 2016, the cash and cash equivalents balance was $10.3 million, and total restricted cash was $11.6 million, bringing the total combined cash position to $21.9 million.

Conference Call Information
Remark Media’s management team will hold a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its first quarter 2016 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 1-888-539-3678 and for international calls dial 1-719-325-2420 approximately 10 minutes prior to the start of the conference. The conference ID is 4488722. The conference call will also be broadcast live over the Internet and available for replay for one year at www.remarkmedia.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517. Enter access code 4488722.

EXHIBIT 99.1

About Remark Media, Inc.
Remark Media, Inc. (NASDAQ: MARK) owns, operates and acquires innovative digital media properties across multiple verticals that deliver culturally relevant, dynamic content that attracts and engages users on a global scale.  The company leverages its unique digital media assets to target the Millennial demographic, which provides it with access to fast-growing, lucrative markets.  The company is headquartered in Las Vegas, Nevada, with additional operations in Beijing and Chengdu, China. For more information, please visit the Company's website at www.remarkmedia.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Media's Annual Report on Form 10-K and Remark Media’s other filings with the SEC. Any forward-looking statements reflect Remark Media’s current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Media’s estimates and assumptions only as of the date hereof. Except as required by law, Remark Media undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Investor Contact:
Douglas Osrow
Remark Media, Inc.
dosrow@remarkmedia.com
702-701-9514 ext. 3025

Investor Relations Contact:
Becky Herrick/ Kirsten Chapman
LHA Investor Relations
remarkmedia@lhai.com
415-433-3777
[Tables to follow]

EXHIBIT 99.1

REMARK MEDIA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2016

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,260	$5,422
Restricted cash	9,350	9,416
Trade accounts receivable, net	928	746
Prepaid expense and other current assets	3,212	2,637
Notes receivable, current	181	172
Total current assets	23,931	18,393
Restricted cash	2,250	2,250
Notes receivable	190	371
Property and equipment, net	7,563	7,425
Investment in unconsolidated affiliate	1,030	1,030
Intangibles, net	42,960	44,780
Goodwill	20,337	20,337
Other long-term assets	1,326	—
Total assets	$99,587	$94,586

Liabilities and Stockholders’ Equity
Accounts payable	$12,960	$14,422
Accrued expense and other current liabilities	15,161	11,827
Deferred merchant booking	12,390	6,997
Deferred revenue	4,732	3,262
Current maturities of long-term debt	100	100
Capital lease obligations	205	205
Total current liabilities	45,548	36,813
Long-term debt, less current portion and net of unamortized discount and debt issuance cost	24,031	23,616
Warrant liability	15,210	19,195
Other liabilities	2,904	2,904
Total liabilities	87,693	82,528

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 19,845,671 and 19,659,362 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	20	20
Additional paid-in-capital	175,688	173,477
Accumulated other comprehensive loss	(5)	(5)
Accumulated deficit	(163,809)	(161,434)
Total stockholders’ equity	11,894	12,058
Total liabilities and stockholders’ equity	$99,587	$94,586

EXHIBIT 99.1

REMARK MEDIA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Period Ended March 31, 2016

	Three Months Ended March 31,
	2016	2015
Revenue, net	14,254	803
Cost of revenue (excluding depreciation and amortization reported below)	(2,349)	(38)
Gross margin	11,905	765

Operating expense
Sales and marketing	5,528	198
Technology and development	404	104
General and administrative	8,420	3,163
Depreciation and amortization	2,397	227
Other operating expense	332	25
Total operating expense	17,081	3,717

Operating loss	(5,176)	(2,952)

Other income (expense)
Interest expense	(1,210)	(194)
Other income (expense), net	29	1
Gain (loss) on change in fair value of warrant liabilities	3,985	66
Other loss	(3)	—
Total other income (expense), net	2,801	(127)

Loss before income taxes	(2,375)	(3,079)
Provision for income taxes	—	—
Net loss	(2,375)	(3,079)

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